                                                                Exhibit 8.1

               [LETTERHEAD OF KRAMER, LEVIN, NAFTALIS & FRANKEL]



                                August 26, 1998


Tyco International Ltd.
The Gibbons Building
10 Queen Street, Suite 301
Hamilton, HM11, Bermuda

Ladies and Gentlemen:

    We have acted as counsel to Tyco International Ltd., a Bermuda company ("Tyco"), in connection with the planned merger (the "Merger") with and into United States Surgical Corporation, a Delaware corporation (the "Company"), of T11 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Tyco ("Merger Sub"), pursuant to an Agreement and Plan of Merger dated as of May 25, 1998 by and among Tyco, Merger Sub and the Company (the "Merger Agreement").

    For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Tyco with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by the Company and Tyco (the "Certified Representations"), which we have neither investigated nor verified. In addition, we have relied upon certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and

KRAMER, LEVIN, NAFTALIS & FRANKEL


Tyco International Ltd.
August 26, 1998
Page 2


representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

    In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Delaware;
(iii) each of the Company, Tyco, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; and (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company, Tyco, or Merger Sub as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

    Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock (as defined in the Merger Agreement) by Company shareholders, other than Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)- 3(c)(5)(ii), pursuant to the Merger will qualify for an exception under Treasury Regulation Section 1.367(a)- 3 and, accordingly, Tyco will be treated as a corporation for United States federal income tax purposes. In addition, the statements contained in the section of the Proxy Statement/Prospectus entitled "The Merger -- Certain U.S. Federal Income Tax and Bermuda Tax Consequences -- U.S. Federal Income Tax Consequences," constitute our opinion as to the material United States federal income tax consequences of the exchange of Company Common Stock for Tyco Common Shares (as defined in the Proxy Statement/Prospectus) pursuant to the Merger and the ownership of Tyco Common Shares.

KRAMER, LEVIN, NAFTALIS & FRANKEL


Tyco International Ltd.
August 26, 1998
Page 3

     No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any United States state or local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

     We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the captions "The Merger -- Certain U.S. Federal Income Tax and Bermuda Tax Consequences -- U.S. Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

     This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit.

                                       Very truly yours,

                                       /s/ KRAMER, LEVIN, NAFTALIS & FRANKEL